CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT (“Agreement”), dated as of March 11, 2024, is entered into by and between THE HUNTINGTON NATIONAL BANK, a national banking association organized under the laws of the United States (the “Custodian” or “Bank”), and PFS Funds, a statutory trust formed under the laws of the Massachusetts (the “Company”).

W I T N E S S E T H:

WHEREAS, the Custodian serves as custodian and foreign custody manager for certain of its customers; and

WHEREAS, the Company is registered as an open-end investment company with the U.S. Securities and Exchange Commission and is comprised of several series (each a “Fund”) as set forth on Appendix B hereto; and

WHEREAS, the Company wishes to appoint the Custodian to act as its custodian and as the foreign custody manager for the Funds to provide for the custody and safekeeping or, if applicable, recording of the Investments of the Funds, which are acceptable to the Custodian, as required by the 1940 Act (as defined below), and to provide related services, all as provided herein, and the Custodian is willing to accept such appointment, subject to the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Custodian and the Company hereby agree, as follows:

Definitions: The following words and phrases, when used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“1940 Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended from time to time.

“Advance(s)” shall mean any extension of credit by or through the Custodian or by or through any Sub-custodian and shall include, without limitation, amounts due to the Custodian or any Sub-custodian as the principal counterparty to any foreign exchange transaction with the Company, or paid to third parties for account of the Company or in discharge of any expense, tax or other item payable by the Company.

“Agent(s)” shall have the meaning set forth in Section 8 hereof.

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“Applicable Law” shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction, compliance with which is required or customarily observed in such jurisdiction.

“Authorized Person(s)” shall mean any person, whether or not any such person is an Officer or employee of the Company, who is duly authorized by the Board of Trustees of the Company to give Instructions on behalf of the Company or any Fund in accordance with Section 4 herein, and named in the authorized signers form provided by the Custodian attached hereto and as amended from time to time by resolution of the Board of Trustees, certified by an Officer, and received by the Custodian.

“Board of Trustees” shall mean the Trustees (or directors) from time to time serving under the Company's Agreement and Declaration of Company, as from time to time amended.

“Book-Entry System” shall mean a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFT Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of Subpart O.

“Business Day” shall mean any day that the New York Stock Exchange is open for business.

“Cash” means legal tender currency that is readily available for use and shall not mean any digital currency, cryptocurrency or bitcoin.

“Clearing Corporation” shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market.

“Company” shall mean the trust which is the party to this Agreement, and which is an open-end management investment company registered under the 1940 Act.

“Dividend and Transfer Agent” shall mean the dividend and transfer agent appointed, from time to time, pursuant to a written agreement between the dividend and transfer agent and the Company.

“Electronic Means” means the following communications methods: e-mail; facsimile transmission; secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys or another method or system agreed to by the parties in writing.

“FINRA” means the Financial Industry Regulatory Authority.

“Foreign Financial Regulatory Authority” shall have the meaning given by Section 2(a)(50) of the 1940 Act.

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“Fund(s)” shall mean each series of the Company listed in Appendix B and any additional series added pursuant to Written Instructions. A series is individually referred to as a "Fund" and collectively referred to as the "Funds."

“Instruction(s)” shall mean Oral Instructions or Written Instructions. Instructions may be continuing Written Instructions when agreed to by both parties.

“Investment(s)” shall mean any investment asset of the Company and/or a Fund, which is acceptable to the Custodian, including without limitation, Money Market Securities and Securities.

“Money Market Security” shall mean debt obligations issued or guaranteed as to principal and/or interest by the government of the United States or agencies or instrumentalities thereof, commercial paper, obligations (including certificates of deposit, bankers' acceptances, repurchase agreements and reverse repurchase agreements with respect to the same), and time deposits of domestic banks and thrift institutions whose deposits are insured by the Federal Deposit Insurance Corporation, and short-term corporate obligations where the purchase and sale of such securities normally require settlement in federal funds or their equivalent on the same day as such purchase and sale, all of which mature in not more than thirteen (13) months.

“Officer” shall mean the Chairman, President, Secretary, Treasurer, any Vice President, Assistant Secretary or Assistant Treasurer of the Company.

“Oral Instructions” shall mean Instructions orally transmitted to and received by the Custodian from an Authorized Person (or from a person that the Custodian reasonably believes in good faith to be an Authorized Person) and confirmed by Written Instructions in such a manner that such Written Instructions are received by the Custodian on the Business Day in accordance with Section 4 herein immediately following receipt of such Oral Instructions, provided, however, the Company agrees that the failure of the Custodian to receive such confirming instructions shall in no way affect the validity of the transactions or enforceability of the transactions authorized by such Oral Instructions.

“Prospectus” shall mean with respect to each Fund, the Fund’s then currently effective prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission.

“SEC” shall mean the Securities and Exchange Commission of the United States.

“Security or Securities” shall mean Money Market Securities, common stock, preferred stock, options, financial futures, bonds, notes, debentures, corporate debt securities, mortgages, bank certificates of deposit, bankers' acceptances, mortgage-backed securities or other obligations and any certificates, receipts, warrants, or other instruments or documents representing rights to receive, purchase, or subscribe for the same or evidencing or representing any other rights or interest therein, or any similar property or assets, including securities of any registered or unregistered investment company, collective investment scheme, commodity pool or other pooled investment vehicle that the Custodian has the facilities to clear and to service.

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“Securities Depository” shall mean a central or book entry system or clearing agency established under Applicable Law for purposes of recording the ownership, transfer, and/or entitlement to investment securities for a given market.

“Sub-custodian(s)” shall mean each Sub-custodian appointed by the Custodian pursuant to Section 8 of this Agreement, but shall not include Securities Depositories.

“Written Instructions” means communications in writing actually received by the Custodian from an Authorized Person in accordance with Section 4. A communication in writing includes a communication by facsimile or between electro-mechanical or electronic devices as set forth in Section 4. All written communications shall be directed to the Custodian, attention: Institutional Trust Custody Group.

1.                  Appointment of the Custodian; Acceptance. The Company hereby designates, constitutes, and appoints the Custodian as custodian and its foreign custody manager for all Investments and Cash owned by each Fund at any time during the term of this Agreement, and the Custodian hereby accepts such appointment and agrees to perform the duties thereof as provided in this Agreement.

2.                  Furnishing of Documents; and Representations and Warranties of the Company.

2.1                          Documentation. The following documents, including any amendments thereto, will be provided contemporaneously with the execution of the Agreement, to the Custodian by the Company:

1)	A copy of the Declaration of Trust of the Company certified by the Secretary.

2)	A copy of the By-Laws of the Company certified by the Secretary.

3)	A copy of the resolution of the Board of Trustees of the Company appointing the Custodian, certified by the Secretary.

4)	A copy of the then current Prospectuses.

5)	A Certificate of the President and Secretary of the Company setting forth the names and signatures of all Authorized Persons.

In addition, the Company agrees to notify the Custodian in writing of the appointment, termination or change in appointment of any Dividend and Transfer Agent.

2.2                    Representations and Warranties of Company: The Company makes the following representations and warranties to the Custodian:

2.2.1        The obligations of the Company set forth in this Agreement have been authorized by the Company’s Board of Trustees, acting as such Trustees for and on behalf of the

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Company, pursuant to the authority vested in them under the laws of the State of its formation, the Declaration of Trust and the By-Laws of the Company, provided, however, that this Agreement has been executed by Officers of the Company as officers, and not individually, and the obligations contained herein are not binding upon any of the Trustees, Officers, agents or holders of shares, personally, but bind only the Company and then only to the extent of the assets of the Company.

2.2.2        Authorized Signers forms sets forth the names and the signatures of all Authorized Persons as of this date, as certified by the Company. The Company agrees to furnish to the Custodian a new Authorized Signers forms in form similar to the attached , if any present Authorized Person ceases to be an Authorized Person or if any other or additional Authorized Persons are elected or appointed. Until such new Authorized Signers Form shall be received, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Instructions or signatures of the then current Authorized Persons as set forth in the last delivered Authorized Signers Form.

2.2.3        The Company hereby represents and warrants that it is duly organized under the laws of the State of Delaware registered as an open-end investment company under the 1940 Act and that this Agreement to the best of Company’s knowledge, does not violate any Applicable Law or any constitutive document, agreement, judgment, order or decree to which the Company is a party or by which it is bound, including without limitation any agreement in effect pertaining to the assets which may be maintained under this Agreement.

2.2.4        By providing a Written Instruction with respect to an acquisition of an Investment in a jurisdiction other than the United States of America, the Company shall be deemed to have confirmed to the Custodian that the Company has (i) assessed and accepted all material Country or Sovereign Risks and accepted responsibility for their occurrence, (ii) made all determinations required to be made by the Company under Applicable Law, and (iii) appropriately and adequately disclosed to all persons who have rights in or to such Investments, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdiction.

2.2.5        By providing a Written Instruction in respect of an Investment (which Written Instruction may relate to among other things, the execution of trades), the Company hereby (i) authorizes the Custodian to complete such documentation as may be reasonably required or appropriate for the execution of the Written Instruction, and agrees to be contractually bound to the terms of such documentation “as is” without recourse against Custodian; (ii) represents, warrants and covenants that the Company has accepted and agreed to comply with all Applicable Law, terms and conditions to which the Company and/or the Company’s Investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions); (iii) acknowledges and agrees that the Custodian will not be responsible for the accuracy of any information provided to Custodian by or on behalf of the Company, or for any underlying commitment or obligation inherent to an Investment; (iv) represents, warrants and covenants that the Company will not effect any sale, transfer or disposition of Investment(s) held in the Custodian’s name by any means other than the issuance of an Written Instructions by the Company to the Custodian; (v) acknowledges that collective investment schemes (and/or their agent(s)) in

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which the Company invests may pay to the Custodian certain fees (including without limitation, shareholder servicing and/or trailer fees) in respect of the Company’s investments in such schemes; (vi) represents, warrants and covenants that the Company will provide the Custodian with such information as is necessary or appropriate to enable Custodian’s performance pursuant to an Instruction or under this Agreement; and (vii) represents that unless otherwise disclosed to the Custodian in writing, that the Company is not a “Plan” (which term includes (1) employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the “Code”), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements), or an entity purchasing shares on behalf of, or with the “plan assets” of, a Plan.

3.                  Representations and Warranties of the Custodian.

3.1                       The Custodian hereby represents and warrants that it is a national banking association duly organized under the laws of the United States of America and that this Agreement has been duly executed by the Custodian and to the Custodian’s knowledge will not violate any Applicable Law or any material agreement, instrument, judgment, order or decree which the Custodian is a party or to which it is bound.

4.                  Instructions.

4.1                       Authorized Persons. The Custodian may treat any Authorized Person as having full authority of the Company to issue Instructions hereunder. The Custodian shall be entitled to rely upon the authority of any Authorized Persons until it receives appropriate written notice from the Company to the contrary.

4.2                       Form of Instruction. Each Instruction, other than Oral Instructions, shall be transmitted by such secured or authenticated electro-mechanical means as the Custodian shall make available to the Company from time to time unless the Company shall elect to transmit such Written Instruction in accordance with Subsections (1) through (3) of this Section.

4.2.1        Written Instructions. Written Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

4.2.2        Custodian Designated Secured-Transmission Method. Written Instructions may be transmitted through the Custodian’s electronic instruction system (subject to the execution of the Custodian’s applicable electronic access documentation).

4.2.3        Other Forms of Instruction. Instructions may also be transmitted by another means determined by the Company or Authorized Persons and acknowledged and accepted by the Custodian and/or its Sub-custodian(s) (including DocuSign initiated by the Custodian), it being understood that such acknowledgement shall authorize the Custodian to accept such means or delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the means utilized by the Authorized Person, including Oral Instructions, and Instructions by SWIFT or Instructions sent by facsimile, electronic mail or other Electronic Means.

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When an Instruction is given by means established under Subsections (1) through (3), it shall be the responsibility of the Custodian to use reasonable care to adhere to its authentication policies and procedures for manual instruction to determine that such Instruction is given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Custodian may specify, including DocuSign initiated by Custodian. The Authorized Person shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances.

If the Custodian receives Instructions using Electronic Means, or any such Instruction contains a digital signature executed pursuant to the means provided for in Section 11.5, and the Custodian acts upon such Instructions, the Custodian's understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions or the actual signer of the digital signature, and that the Custodian shall conclusively presume that they have been sent by an Authorized Person. The Company shall be responsible for ensuring that only Authorized Persons transmit such Instructions or digital signatures to the Custodian and that all Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care. The Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Custodian's reliance upon and compliance with such Instructions or digital signatures. The Company agrees: (i) to assume all risks arising out of the use of digital signatures or Electronic Means to submit Instructions to the Custodian, including without limitation the risk of the Custodian acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the use of digital signatures, as well as the various methods of transmitting Instructions to the Custodian, and that there may be more secure methods of transmitting signatures and Instructions than the methods selected by the Company; (iii) that the security procedures (if any) to be followed in connection with the transmission of digital signatures and/or Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Custodian immediately upon learning of any compromise or unauthorized use of the security procedures.

In its sole discretion, Custodian may, but shall not be required to, accept Oral Instructions given to Custodian by telephone. Oral Instructions delivered to Custodian by telephone will be provided by telephone on a contingency basis only; and will, within two (2) hours thereafter, be confirmed in writing by an Authorized Person in the manner set forth herein, provided, however, the Company agrees that the failure of the Custodian to receive such confirming Instructions timely or at all shall in no way affect the validity of the transactions or enforceability of the transactions which were the subject of such oral Instruction. The Company further agrees that the Custodian shall incur no liability to the Company or the Fund for acting upon Oral Instructions given to the Custodian hereunder. The Company further consents to the recording by the Custodian of any Oral Instructions given by the Company or on the Fund’s behalf. The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions.

4.3                       Completeness and Contents of Instructions. The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any

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acquisition or disposition or other dealing in Investments and upon any delivery and transfer of any Investment or moneys, the person initiating the Instruction shall give the Custodian an Instruction with all necessary information required by Custodian to enable Custodian to carry out the Instructions. If the Custodian determines that an Instruction is either unclear or incomplete, the Custodian may give prompt notice of such determination to the Company, and the Company shall thereupon amend or otherwise reform the Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction. The Custodian need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice, but Custodian shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event Custodian elects to not act upon Instructions as provided in the foregoing sentence, Custodian shall promptly notify the Company and/or the Fund, as applicable, of any Instructions it believes to be contrary to Applicable Law or market practice.

4.4                       Timeliness of Instructions. In giving an Instruction, the Company shall take into consideration delays which may occur due to the involvement of a Sub-custodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer. When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Company. Custodian has established cut-off times for receipt of some categories of Instruction, which shall be made available to the Company and the Funds or other third parties, as appropriate. If Custodian receives an Instruction after its established cut-off time, Custodian shall attempt to act upon the Instruction on the day requested on a commercially reasonable basis or otherwise as soon as practicable on the next Business Day.

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5.                  Purchase and Sale of Investments.

5.1                       Delivery of Investments. During the term of this Agreement, the Company will deliver or cause to be delivered to the Custodian all Investments to be held by the Custodian for the account of any Fund. The Custodian will not have any duties or responsibilities with respect to such Investments until actually received by the Custodian. The Custodian is authorized to open and maintain Custody Accounts (individually an "Account" and collectively, the “Accounts”) in the name of each Fund. Each Account now or in the future opened by the Company and held by the Custodian in that fashion will be subject to the terms and conditions of this Agreement. The Custodian will hold in the Account all Investments and Cash which it receives for deposit into the respective Accounts from the Company from time to time, provided, however, that the Custodian reserves the right to refuse to accept any particular Investments for deposit into an Account that the Custodian determines that it does not or cannot act as the Custodian for. The Custodian will promptly notify the Company of such refusal and the reason for the refusal. The Custodian is hereby authorized by the Company, acting on behalf of a Fund, to actually deposit any assets of the Fund in the Book-Entry System or in a Securities Depository, provided, however, that the Custodian shall be accountable to the Company for the assets of the Fund so deposited. Assets deposited in the Book-Entry System or the Security Depository will be represented in accounts which include only assets held by the Custodian for customers, including but not limited to accounts in which the Custodian acts in a fiduciary or representative capacity. The Company authorizes Custodian or its Sub-custodians to hold Investments in omnibus accounts of a Sub-custodian or Securities Depository with respect to both domestic Investments and global Investments. Custodian is authorized, when directed to do so by the Company, to hold Investments at third parties and to register Investments in broker “street name” or in the name of other third parties (or their nominees) in accordance with industry practice. As and when received, the Custodian shall deposit to the account(s) of a Fund any and all payments for Shares of that Fund issued or sold from time to time as they are received from the Company’s distributor or Dividend and Transfer Agent or from the Company itself. The Custodian shall not be responsible for any Securities, moneys or other assets of any Fund until actually received.

5.1.1        Purchase of Investments. Promptly after each purchase of Investments by the Company, the Company shall deliver to the Custodian (i) with respect to each purchase of Investments which are not Money Market Securities, Written Instructions, and (ii) with respect to each purchase of Money Market Securities, Written Instructions, specifying with respect to each such purchase the:

(a)               Name of the issuer and the title of the securities;

(b)	Number of shares, principal amount purchased (and accrued interest, if any) or other units purchased;

(i)                 Date of purchase and settlement;

(ii)              Purchase price per unit;

(iii)            Total amount payable;

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(iv)	Name of the person from whom, or the broker through which, the purchase was made;

(v)               Name of the person to whom such amount is payable; and

(vi)             Name of the Fund for which the purchase was made.

The Custodian shall, against receipt of Investments purchased by or for the Company, pay out of the moneys held for the account of such Fund the total amount specified in the Written Instructions to the person named therein. The Custodian shall not be under any obligation to pay out moneys to cover the cost of a purchase of Investments for a Fund, if in the relevant Fund custody Account there is insufficient Cash available to the Fund for which such purchase was made. With respect to any repurchase agreement transaction for the Funds, the Custodian shall assure that the collateral reflected on the transaction advice is received by the Custodian.

5.2                       Sale of Investments. Promptly after each sale of Investments by a Fund, the Company shall deliver to the Custodian (i) with respect to each sale of Investments which are not Money Market Securities, Written Instructions, and (ii) with respect to each sale of Money Market Securities, Written Instructions, specifying with respect to each such sale the:

1)	Name of the issuer and the title of the Investments;

2)	Number of shares, principal amount sold (and accrued interest, if any) or other units sold;

3)	Date of sale and settlement;

4)	Sale price per unit;

5)	Total amount receivable;

6)	Name of the person to whom, or the broker through which, the sale was made,

7)	Name of the person to whom such Investments are to be delivered, and

8)	Fund for which the sale was made;

The Custodian shall deliver the Investments against receipt of the total amount specified in the Written Instructions.

5.3                       Delivery Versus Payment for Purchases and Sales. Purchases and sales of Investments effected by Custodian will be made on a delivery versus payment basis in accordance with generally accepted trade practices, or the terms of the instrument representing such Investment. The Custodian may, in its sole discretion, upon receipt of Written Instructions, elect to settle a purchase or sale transaction in some other manner, but only upon receipt of acceptable indemnification from the Fund.

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5.4                          Payment on Settlement Date. On contractual settlement date, the account of the Fund will be charged for all purchased Investments settling on that day, regardless of whether or not delivery is made. Likewise, on contractual settlement date, proceeds from the sale of Investments settling that day will be credited to the account of Fund, irrespective of delivery. Exceptions to contractual settlement on purchases and sales, that will continue to settle delivery versus payment, include real estate, venture capital, international trades, open-ended mutual funds, i, non- standard depository settlements and in-kind trades.

5.5                          Segregated Accounts. The Custodian shall, upon receipt of Written Instructions so directing it, establish and maintain a segregated account or accounts for and on behalf of a Fund. Cash and/or Investments may be transferred into such account or accounts for specific purposes, to-wit:

1)	In accordance with the provision of any agreement among the Company, the Custodian, and a broker-dealer registered under the 1934 Act, and also a member of the FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange, the Commodity Futures Trading Commission, any registered contract market, or any similar organization or organizations requiring escrow or other similar arrangements in connection with transactions by the Fund;

2)	For purposes of segregating Cash or Investments in connection with options purchased, sold, or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund;

3)	For the purpose of compliance by the Fund with the procedures required for reverse repurchase agreements, firm commitment agreements, standby commitment agreements, short sales, or any other securities by 1940 Act Release No. 10666, or any subsequent release or releases or rule of the SEC relating to the maintenance of segregated accounts by registered investment companies;

4)	For the purpose of segregating collateral for loans of Investments made by the Fund; and

5)	For other proper corporate purposes, but only upon receipt of, in addition to Instructions, a copy of a resolution of the Board of Trustees, certified by an Officer, setting forth the purposes of such segregated account.

Each segregated account established hereunder shall be established and maintained for a single Fund only. All Instructions relating to a segregated account shall specify the Fund involved.

5.6                       Advances for Settlement. Except as otherwise may be agreed upon by the parties hereto, the Custodian shall not be required to comply with any Instructions to settle the purchase of any Investments on behalf of a Fund unless there is sufficient Cash in the account(s) pertaining to such Fund at the time or to settle the sale of any Investments from such an account(s) unless such Investments are in deliverable form. Notwithstanding the foregoing, if the purchase price of

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such Investments exceeds the amount of Cash in the account(s) at the time of such purchase, the Custodian may, in its sole discretion, advance the amount of the difference in order to settle the purchase of such Investments. The amount of any such advance shall be deemed a loan from the Custodian to the Company payable on demand and bearing interest accruing from the date such loan is made up to but not including the date such loan is repaid at the Federal Funds rate plus 100 basis points and otherwise on the terms on which the Custodian makes similar overdrafts available from time to time. No prior action or course of dealing on Custodian’s part with respect to the settlement of transactions on the Fund’s behalf shall be asserted by Company or the Fund against Custodian for Custodian’s refusal to make Advances to settle any transaction for which Fund does not have sufficient available funds in the applicable currency in the Account. The Custodian shall not have any responsibility for delivery of a security not held in the Account. Whenever an Advance is made, the Fund agrees that Custodian shall have a continuing custodial lien over the Investments in the Accounts to the extent of and for the duration of such advance, in an amount sufficient to repay the indebtedness and any fee associated therewith, until repaid, and all the rights of a secured party under the Section 9-206 of the Uniform Commercial Code in effect in Ohio from time to time.

5.7                       Safekeeping of Company Assets. The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Sub-custodians, or, (b) pre-existing faults or defects in Investments that are delivered to the Custodian or its Sub-custodians. The Custodian shall hold Investments for the account of the Company and shall segregate Investments from assets belonging to the Custodian and shall cause its Sub-custodians to segregate Investments from assets belonging to the Sub-custodian in an account held for the Company or in an account maintained by the Sub-custodian generally for non-proprietary assets of the Custodian. In the event of a loss of a Security for which loss the Custodian is responsible under the terms of this Agreement, the Custodian shall replace such Security, or in the event that such replacement cannot be effected, the Custodian shall pay to the Company the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss, or, such other lesser amount as shall be agreed by the parties.

6.                  Administrative Duties Custodian.

6.1                       Duties. Custodian shall perform the following administrative duties with respect to and in connection with Investments of the Company.

6.1.1        Segregation of Non-Cash Assets; Use of Securities Depositories. All Investments and non-cash property held by the Custodian for the account of a Fund (other than Investments maintained in a Securities Depository or Book-entry System) shall be physically segregated from other Investments and non-cash property in the possession of the Custodian (including the Investments and non-cash property of the other Funds) and shall be identified as subject to this Agreement. The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Sub-custodians appointed by the Custodian. Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Sub-custodian, as the case may be, and (b) in an account for the Company or in bulk segregation in an account maintained for the non-proprietary assets of the

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entity holding such Investments in the Securities Depository. If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Sub-custodian or (any agent of either) from holding its client assets in such a separate account, the Custodian, the Sub-custodian or other agent shall as appropriate segregate such Investments for the benefit of the Company from the assets held for the benefit of clients of the Custodian’s generally on its own books.

6.1.2        Securities in Bearer and Registered Form. All Investments held which are issued or issuable only in bearer form, shall be held by the Custodian in that form; all other Investments held for a Fund may be registered in the name of the Custodian, any Sub-custodian appointed in accordance with this Agreement, or the nominee of any of them. The Company agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold, or deliver in proper form for transfer, any Investments that it may hold for the account of any Fund and which may, from time to time, be registered in the name of a Fund. Investments which are certificated may be held in registered or bearer form: (a) in the Custodian's vault; (b) in the vault of a Sub-custodian or agent of the Custodian or a Sub-custodian; or (c) in an account maintained by the Custodian, Sub-custodian or agent at a Securities Depository, all in accordance with customary market practice in the jurisdiction in which any Investments are held. Investments which are registered may be registered in the name of the Custodian, a Sub-custodian, or in the name of the Company or a nominee for any of the foregoing, and may be held in any manner set forth in this Section 6 with or without any identification of fiduciary capacity in such registration. Investments which are represented by book-entry may be so held in an account maintained by the book-entry agent on behalf of the Custodian, a Sub-custodian, an Agent of the Custodian, or a Securities Depository.

6.1.3        Contractual Obligations and Similar Investments. From time to time, a Fund’s assets may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by Book-entry Agent, registrar or similar agent for recording ownership interests in the relevant Investment. If the Fund shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements and derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Fund's account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Written Instruction. The Custodian shall have no responsibility for agreements running to the Company as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with Written Instruction, to include such arrangements in reports made to the Company.

6.1.4        Duties of Custodian as to Securities. Unless otherwise instructed by the Company, with respect to all Investments held for the Company, the Custodian shall:

(a)               Collect all income due and payable with respect to such Investments;

(b)               Present for payment and collect amounts payable upon all Investments which may mature or be called, redeemed, or retired, or otherwise become payable;

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(c)               Surrender interim receipts or Investments in temporary form for Securities in definitive form; and

(d)               Execute, as Custodian, any necessary declarations or certificates of ownership under the Federal income tax laws or the laws or regulations of any other taxing authority, including any foreign taxing authority, now or hereafter in effect.

6.1.5        Certain Actions Upon Written Instructions. Upon receipt of a Written Instructions and not otherwise, the Custodian or its agent shall:

(a)               Execute and deliver to such persons as may be designated in such Written Instructions proxies, consents, authorizations, and any other instruments whereby the authority of the Company as beneficial owner of any Investments may be exercised, subject to the provisions set forth in subsection 6.1.6;

(b)               Deliver any Investments in exchange for other Investments or Cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation, or recapitalization of any corporation, or the exercise of any conversion privilege, subject to the provisions set forth in subsection 6.1.7;

(c)               Deliver any Investments to any protective committee, reorganization committee, or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization, or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery, subject to the terms set forth in subsection 6.1.7;

(d)               Make such transfers or exchanges of the assets of any Fund and take such other steps as shall be stated in the Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company, subject to the terms set forth in subsection 6.1.7; and

(e)               Deliver any Securities held for any Fund to the depository agent for tender or other similar offers, subject to the terms set forth in 6.1.7 below.

6.1.6        Custodian to Deliver Proxy Materials. The Custodian or its proxy voting agent shall promptly deliver to the Company upon receipt, which may be provided electronically, all notices, proxy materials and proxy ballots pertaining to shareholder meetings related to Securities held by any Fund. Any such proxy issued in the name of the Custodian or its nominee and so forwarded, shall be duly signed, but otherwise unmarked, by the Custodian or its nominee. The Custodian shall not vote or authorize the voting of any proxy ballots related to any Fund’s Investments or give any consent, waiver or approval with respect thereto unless so directed by Written Instructions. The Custodian shall be under no duty or obligation to make any recommendation regarding the manner of voting of any such proxy, or to determine whether and how such proxy is voted but the Custodian or its agent shall reasonably cooperate with the Company in voting any such proxies pursuant to the Company’s Written Instructions which are timely received. If information is received by Custodian or its agent too late to permit timely voting, Custodian’s only obligation will be to provide, so far as reasonably practicable, a

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notification (or summary information concerning a notification) on an “information only” basis. In performing proxy services Custodian or its agent will be acting solely as the agent of the Company and the Fund, and will not (i) exercise any discretion with regard to proxy services or (ii) vote any proxy unless directed to do so in a manner pursuant to Written Instructions given by an Authorized Person.

6.1.7        Custodian to Deliver Corporate Action Information. The Custodian or its agent shall promptly deliver to the Company all information received by the Custodian and pertaining to Securities held by any Fund with respect to tender or exchange offers, calls for redemption or purchase, expiration of rights, mergers, recapitalizations, warrants, voting rights, legal proceedings or similar transactions (“Corporate Actions”). If the Company desires to take action with respect to any Corporate Action, the Company shall notify the Custodian at least five Business Days prior to the date on which the Custodian is to take such action. The Custodian or its agent will act on such Corporate Actions only pursuant to the Company’s clear, complete and accurate Written Instructions, which are timely received through the provided Corporate Action response system. The Written Instructions should direct where completed forms should be delivered and when they must be delivered by. The Custodian or its agent shall not be required to interpret the Corporate Action materials on the Company’s behalf, review the soundness of the Company’s decision or otherwise advise the Company on discrepancies, legal matters or business matters in connection with the Corporate Action. The Custodian shall charge extraordinary fees and expenses for filing complex Corporate Actions.

6.1.8        Custodian to Deliver Security and Transaction Information. On each Business Day that the Federal Reserve Bank is open, the Custodian shall furnish the Company with a detailed statement of monies held for the Fund under this Agreement and with confirmations and a summary of all transfers to or from the account of the Fund. At least monthly and from time to time, the Custodian shall furnish the Company with a detailed statement of the Securities held for the Fund under this Agreement. Prices and other information obtained from third parties which may be contained in any Account statement sent to the Company have been obtained from sources Custodian relies on in good faith. Custodian does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Investments. Custodian shall incur no liability to the Company, the Fund or the Account for any loss which may arise from the mispricing of Investments in the Accounts by any broker, pricing service or other person upon whose valuation Custodian relies in good faith. Where Securities are transferred to the account of the Fund without physical delivery, the Custodian shall also identify as belonging to the Fund a quantity of Securities in a fungible bulk of Securities registered in the name of the Custodian (or its nominee) or shown on the Custodian's account on the books of the Book-Entry System or the Depository. With respect to information provided by this section, it shall not be necessary for the Custodian to provide formal Notice as described below. It shall be sufficient to communicate by such means as shall be mutually agreeable to the Company and the Custodian.

6.2                          Ownership Certificates and Disclosure of the Custodian's Interest. The Custodian is hereby authorized to execute on behalf of the Company ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Company with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

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6.3                          Distribution of Assets. The Company shall furnish to the Custodian a copy of the resolution of the Board of Trustees of the Company, certified by the Company's Secretary, either (i) setting forth the date of the declaration of any dividend or distribution in respect of Shares of any Fund of the Company, the date of payment thereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amount payable per share to Fund shareholders of record as of that date, and the total amount to be paid by the Dividend and Transfer Agent on the payment date, or (ii) authorizing the declaration of dividends and distributions in respect of Shares of a Fund on a daily basis and authorizing the Custodian to rely on Written Instructions setting forth the date of the declaration of any such dividend or distribution, the date of payment thereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amount payable per share to Fund shareholders of record as of that date, and the total amount to be paid by the Dividend and Transfer Agent on the payment date. On the payment date specified in the resolution or Written Instructions described above, the Custodian shall segregate such amounts from moneys held for the account of the Fund so that they are available for such payment.

6.3.1        Segregation of Redemption Proceeds. Upon receipt of Written Instructions so directing it, the Custodian shall segregate amounts necessary for the payment of redemption proceeds to be made by the Dividend and Transfer Agent from moneys held for the account of the Fund so that they are available for such payment.

6.3.2        Disbursements of Custodian. Upon receipt of a Written Instruction directing payment and setting forth the name and address of the person to whom such payment is to be made, the amount of such payment, the name of the Fund from which payment is to be made, and the purpose for which payment is to be made, the Custodian shall disburse amounts as and when directed from the assets of that Fund. The Custodian is authorized to rely on such directions and shall be under no obligation to inquire as to the propriety of such directions.

6.3.3        Payment of Custodian Fees. Upon receipt of Written Instructions directing payment, the Custodian shall disburse moneys from the assets of the Company in payment of the Custodian's fees and expenses as provided in this Agreement.

6.3.4        Sufficient Funds for Payment. The Custodian shall not be under any obligation to pay out moneys to cover any of the foregoing payments if in the relevant Fund account there is insufficient Cash available to the Fund for which such payment is to be made.

6.4                          Other Dealings. The Custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys or the free delivery of Investments, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom the payment or delivery is made.

6.5                       Nondiscretionary Details. The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction.

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6.6                       The Custodian shall process security transactions through its or one of its affiliate’s trading facility or any other trading facility the Custodian so chooses. The Custodian may execute any of the powers hereof and perform any of its duties hereunder by or through agents, attorneys or affiliates and shall not be responsible for the conduct of the same if selected with reasonable care.

6.7                       No provision of this Agreement shall require the Custodian to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it.

6.8        Notwithstanding anything to the contrary herein, the Custodian shall not provide and is not providing to the Company or the Fund any tax information or 1099 or other tax reporting forms for any Account.

6.9       The Custodian shall not be liable for any losses resulting from the Company’s or the Fund’s Instructions or absence of Instruction.

7.                  Cash Accounts, Deposits, Money Movements, & Company Borrowings.

7.1                       Cash Deposits. During the term of this Agreement, the Company will deliver or cause to be delivered to the Custodian all moneys to be held by the Custodian for the account of any Fund. Subject to the terms and conditions set forth in this Section 7, the Company hereby authorizes the Custodian to open and maintain, with itself or with Sub-custodians, Cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Company maintains Investments or in such other currencies as the Company shall from time to time request by Written Instruction, as further set forth in Section 5.1. The Custodian may elect to credit the Accounts with interest or dividend payments in anticipation of receiving such payments from another agent, if practicable and provided its provisional credit service is offered in the particular market and for that type of security. Notwithstanding anything in this Agreement to contrary effect, the Company shall be liable as principal for any overdrafts occurring in any Cash accounts. Custodian shall be entitled to reverse any deposits made on the Company's or any Fund’s behalf where such deposits have been entered and moneys are not finally collected within a reasonable period of time of the making of such entry or the corresponding payment differed from the amount credited to the Account. Otherwise, interest and dividend payments from Investments will be credited only after actual receipt by Custodian and reconciliation.

7.1.1        Types of Accounts. Cash accounts opened on the books of the Custodian (Principal Accounts) shall be opened in the name of the Company, coupled with the name of such Fund. Custodian shall hold all Cash received by it for the account of any Fund in accordance with Rule 17f-3 under the 1940 Act. Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in this Agreement. Cash accounts opened on the books of a Sub-custodian may be opened in the name of any Fund or the Sub-custodian or in the name of its Sub-custodian for its customers generally (Agency Accounts). Such deposits shall be obligations of the Sub-custodian and shall be treated as an Investment of the Company. Accordingly, the Custodian shall be

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responsible for exercising reasonable care in the administration of such accounts but shall not be liable for their repayment in the event such Sub-custodian by reason of its bankruptcy, insolvency or otherwise, fails to make repayment through no fault of the Custodian.

7.1.2        Administrative Accounts. In connection with the services provided hereunder, the Custodian is hereby directed to open Cash accounts on its books and records from time to time for the purposes of receiving subscriptions and/or processing redemptions on behalf of each Fund, and/or for the purposes of aggregating, netting and/or clearing transactions (including, without limitation foreign exchange, repurchase agreements, capital stock activity, expense payment) or other administrative purposes, each on behalf of the Fund. Each such account shall be subject to the terms and conditions of this Agreement and such Fund(s) shall be liable for the satisfaction of its own obligations in connection with each such account.

7.2                       Payments and Credits with Respect to the Cash Accounts. The Custodian shall make payments from or deposits to any of the Cash accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to Investments, and otherwise in accordance with Instructions. The Custodian and its Sub-custodians shall be required to credit amounts to the Cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal or Agency Account or any other Fund account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian or its Sub-custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Custodian or any Sub-custodian, all deposits shall be payable only at the office of the Custodian or Sub-custodian where the deposit is made or carried.

7.3                       Currency and Related Risks. Each Fund bears risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction undertaken with or through the Custodian. Neither the Custodian nor any Sub-custodian shall be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Custodian or any Sub-custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event. Without limiting the generality of the foregoing, neither the Custodian nor any Sub-custodian shall be required to repay any deposit made at a foreign branch of either the Custodian or any Sub-custodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Sub-custodian expressly agrees in writing to repay the deposit under such circumstances. All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Company shall be for the account of a Fund.

7.4                       Foreign Exchange Transactions. The Custodian shall, subject to the terms of this Section 7.4, settle foreign exchange transactions (including contracts, futures, options and

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options on futures) on behalf and for the account of a Fund with such currency brokers or banking institutions, including Sub-custodians, as the Fund may direct pursuant to Written Instructions. The obligations of the Custodian in respect of all foreign exchange transactions shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

7.4.1        Third Party Foreign Exchange Transactions. The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to a Fund on the same basis, if any, that it performs duties as agent for the Fund with respect to any other of the Fund’s investments. Accordingly, the Custodian shall only be responsible for delivering or receiving currency on behalf of the Fund in respect of such contracts pursuant to Written Instructions. The Custodian shall not be responsible for the failure of any counterparty (including any Sub-custodian) in such agency transaction to perform its obligations thereunder. The Custodian (a) shall transmit Cash and Written Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make free outgoing payments of Cash in the form of Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, (c) may, in connection with Cash payments made to third party currency broker/dealers for settlement of a Fund’s foreign exchange spot or forward transactions, foreign exchange swap transactions and similar foreign exchange transactions, process settlements using the banking facilities selected by the Custodian from time to time according to such banking facilities standard terms, and (d) shall hold all confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions in safekeeping. Each Fund accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that the Fund shall be responsible for any and all costs and interest charges which may be incurred by the Fund or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange. Each Fund shall be responsible for any and all costs, expenses, charges or shortfalls which may be incurred as a result of any foreign exchange transaction performed in connection with any Advance or payment of any interest or dividend credited to the account of the Fund or the reversal thereof.

7.5                    Delays. If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence or willful misconduct of the Custodian in carrying out an Instruction to credit or transfer Cash, the Custodian shall be liable to each affected Fund: (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Sub-custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out such Instructions to transfer Cash which are not due to the Custodian's own negligence or willful misconduct.

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7.6                    Advances. With respect to any advances of Cash made by the Custodian to or for the benefit of a Fund for any purpose which results in the Fund incurring an overdraft at the end of any Business Day, such advance shall be repayable immediately upon demand made by the Custodian at any time. The Custodian may, in its sole discretion, charge interest accruing from the date of such overdraft to but not including the date of such repayment at the Federal Funds rate plus 100 basis points and otherwise on the terms on which the Custodian makes similar overdrafts available from time to time. In addition, the Custodian shall have an automatically perfected statutory security interest in any Investments purchased with any such unpaid Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of Ohio from time to time and that the Custodian may take any further actions that the Custodian may reasonably require to collect such unpaid Advance. In addition, for purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in Dollars) shall collectively constitute a single and indivisible current account with respect to a Fund's obligations to the Custodian for any unpaid Advances, and balances in such Principal Accounts shall be available for satisfaction of the Fund's obligations under this Section 7. The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.

7.7                    Borrowings. In connection with any borrowings by a Fund, the Fund will cause to be delivered to the Custodian by a bank or broker requiring securities as collateral for such borrowings (including the Custodian if the borrowing is from the Custodian), a notice or undertaking in the form currently employed by such bank or broker setting forth the amount of collateral. The Fund shall promptly deliver to the Custodian Written Instructions specifying with respect to each such borrowing: (a) the name of the bank or broker, (b) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note duly endorsed by the Fund, or a loan agreement, (c) the date, and time if known, on which the loan is to be entered into, (d) the date on which the loan becomes due and payable, (e) the total amount payable to the Fund on the borrowing date, and (f) the description of the securities securing the loan, including the name of the issuer, the title and the number of shares or other units or the principal amount. The Custodian shall deliver or segregate or otherwise identify on its books on the borrowing date specified in the Written Instructions the required collateral against the lender's delivery of the total loan amount then payable, provided that the same conforms to that which is described in the Written Instructions. The Custodian shall deliver or segregate or otherwise identify on its books, in the manner directed by the Fund, such securities as additional collateral, as may be specified in Written Instructions, to secure further any borrowing transaction. The Fund shall cause all securities released from collateral status to be returned directly to the Custodian and the Custodian shall receive from time to time such return of collateral as may be tendered to it.

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8.                  Domestic Sub-custodians; Securities Depositories. Subject to the provisions hereinafter set forth in this Section 8, the Company hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Fund(s) and to appoint from time to time (and at any time remove) and to utilize agents (Agents) and sub-custodians (“Sub-custodians”) to carry out some or all of the duties and obligations of the Custodian under this Agreement provided, however, that the appointment of such agents and Sub-custodians shall not relieve the Custodian of its administrative obligations under this Agreement. With respect to securities and Cash held by a Sub-custodian, either directly or indirectly (including by a Securities Depository), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with (a) governmental regulations, (b) rules of Securities Depositories and Clearing Corporations, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Written Instructions. The Funds shall reimburse the Custodian for all costs incurred by the Custodian in connection with opening accounts with any such Agents or Sub-custodians. Upon request, the Custodian shall promptly forward to the Company any documents it receives from any Agent or Sub-custodian appointed hereunder which may assist the Board of Trustees of the Company to fulfill its responsibilities under Rule 17f-5 under the 1940 Act.

8.1                       Domestic Sub-custodians and Securities Depositories. The Custodian may deposit and/or maintain, either directly or through one or more Agents appointed by the Custodian, Investments of the Funds in any Securities Depository in the United States, including The Depository Trust Company, provided such Securities Depository meets applicable requirements of the Federal Reserve Bank or of the SEC. The Custodian may, at any time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder to act on behalf of the Company or the Funds as a Sub-custodian for purposes of holding Investments of the Company in the United States.

8.2                       Responsibility for Sub-custodians. Except as provided in the last sentence of this Section 8.2, the Custodian shall be liable to the Company for any loss or damage to the Company caused by or resulting from the acts or omissions of any Sub-custodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct in accordance with the terms of the relevant Sub-custodian agreement under the laws, circumstances and practices prevailing in the place where the act or omission occurred. The liability of the Custodian in respect of the countries and Sub-custodians so designated by the Custodian, from time to time shall be subject to the additional condition that the Custodian actually recovers such loss or damage from the Sub-custodian.

9.                  Responsibility of the Custodian.

9.1                       Limitations on Liability of the Custodian. Except as otherwise provided herein, the Custodian shall not be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage directly arising out of its negligence or willful misconduct. The Company, on behalf of each Fund and only from assets of each such Fund (or insurance purchased by the Company with respect to its liabilities on behalf of the Fund hereunder), shall defend, indemnify and hold harmless the Custodian and its directors,

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officers, nominees, employees and agents with respect to any loss, claim, fine, penalty, damage, expense, liability or cost (including reasonable attorneys' fees) which the Custodian, its directors, officers, nominees, employees or agents may at any time sustain or incur as a result of this Agreement or arising or alleged to arise from or relating to the Company's duties hereunder or any other action or inaction of the Company or its Trustees, officers, employees or agents, except such as may directly arise from the negligent action, negligent omission, willful misconduct or any material breach of this Agreement by the Custodian, its directors, officers, nominees, employees or agents, provided, however, the Company shall not in any event be liable for any special, incidental, consequential, or punitive damages. The Custodian shall defend, indemnify and hold harmless the Company and its Trustees, officers, employees or agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from actual losses, claims, damages, costs, expenses and liabilities asserted against, imposed upon or incurred by the Company directly resulting from any negligent action taken or omission or willful misconduct by the Custodian in accordance with the terms of this Agreement, or a material breach of any of the Custodian’s duties as specifically set forth in this Agreement, except such as may arise from the negligent action, omission or willful misconduct of the Company, its Trustees, officers, employees, or agents, provided, further, however, that the Custodian shall not in any event be liable for any special, incidental, consequential, or punitive damages. The Custodian may, with respect to questions of law apply for and obtain the advice and opinion of counsel to the Company at the expense of the Fund, or of its own counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with the advice or opinion of counsel to the Company, and shall be similarly protected with respect to anything done or omitted by it in good faith in conformity with advice or opinion of its counsel, unless counsel to the Fund shall, within a reasonable time after being notified of legal advice received by the Custodian, have a differing interpretation of such question of law. The Custodian shall be liable to the Company for any proximate loss or damage resulting from the use of the Book-Entry System or any Depository arising by reason of any negligence or willful misconduct on the part of the Custodian or any of its employees, agents, nominees or Sub-Custodians, but not for any special, incidental, consequential, or punitive damages; provided, however, that nothing contained herein shall preclude recovery by the Company, on behalf of the Fund, of principal and of interest to the date of recovery on Investments incorrectly omitted from the Fund’s account or penalties imposed on the Company, in connection with the Fund, for any failures to deliver Securities. In any case in which one party hereto may be asked to indemnify the other or hold the other harmless, the party from whom indemnification is sought (the "Indemnifying Party") shall be advised of all pertinent facts concerning the situation in question, and the party claiming a right to indemnification (the "Indemnified Party") will use reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears to present a claim for indemnification against the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of the indemnification, and in the event the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party and the Indemnifying Party will so notify the Indemnified Party and thereupon such Indemnifying Party shall take over the complete defense of the claim and the Indemnifying Party shall sustain no further legal or other expenses in such situation for which indemnification has been sought under this paragraph, except the reasonable expenses of any additional counsel retained by the Indemnified Party. In no case shall any party claiming the right to indemnification confess any claim or make any compromise in any

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case in which the other party has been asked to indemnify such party (unless such confession or compromise is made with such other party's prior written consent). The provisions of this Section 9.1 shall survive the termination of this Agreement.

9.2                       Specific Actions Not Required by the Custodian. Without limiting the generality of the foregoing, the Custodian, acting in the capacity of custodian hereunder, shall be under no obligation to inquire into, and shall not be liable for:

1)	The validity of the issue of any Securities purchased by or for the account of the Company, the legality of the purchase thereof, or the propriety of the amount paid therefor;

2)	The legality of the sale of any Securities by or for the account of the Company, or the propriety of the amount for which the same are sold;

3)	The legality of the issue or sale of any Shares of any Fund, or the sufficiency of the amount to be received therefor;

4)	The legality of the redemption of any Shares of any Fund, or the propriety of the amount to be paid therefor;

5)	The legality of the declaration or payment of any dividend by Company in respect of Shares of any Fund;

6)	The legality of any borrowing by Company or any Fund, using Securities as collateral;

7)	Whether the Company is in compliance with the 1940 Act or the regulations thereunder; the provisions of the Company’s declaration of trust, certificate of incorporation, by-laws, or other constitutive document; Applicable Law; or any directives by the trustees, directors or shareholders of the Company, or its investment objectives and policies as then in effect.

9.3                       Limitations of Performance. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss, claim, or damage in association with such failure to perform, for or in consequence of the following causes:

9.3.1        Force Majeure. Any circumstance or event which is beyond the reasonable control of the Custodian, a Sub-custodian or any agent of the Custodian or a Sub-custodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Sub-custodian of its obligations under its sub-custody agreement or by any other agent of the Custodian or the Sub-custodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water, lightning, storm, tornado, hurricane, floods, earthquake, drought or wind damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike, lockout or other work

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stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Country or Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, (i) an epidemic or pandemic, quarantine restrictions (j) orders or restraints of any kind of the government of the United States or of any State or any of their departments, agencies, political subdivisions or officials, war, terrorism or riots, (k) hacking or cyber-attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access; (l) orders or restraints of any kind of the government of the United States or of any State or any of their departments, agencies, political subdivisions or officials, war, terrorism or riots or (m) any other cause similarly beyond the reasonable control of the Custodian.

9.3.2        Country Risk. With respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to Cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.

9.3.3        Sovereign Risk. In respect of any jurisdiction, including the United States of America, where an Investment is acquired or held hereunder or under a sub-custody agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investment or Cash deposit by any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Investments or Cash deposits, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced.

9.3.4        Failure of Third Parties. The failure of any third party including: (a) any issuer of Investments or Book-entry Agent or other agent of an issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an investment adviser or other Agent of the Company; or (d) failure of other third parties similarly beyond the control or choice of the Custodian.

9.3.5        Information Sources. Reliance by the Custodian upon or inaccuracies in information received from issuers of Investments or agents of such issuers, information received from the Sub-custodians and from other commercially reasonable sources provided that the

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Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.

9.3.6        Reliance on Instruction. Action by the Custodian or the Sub-custodian in accordance with an Instruction.

9.3.7        Restricted Securities. The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Company.

9.4                       No Duty to Collect Amounts Due From Dividend and Transfer Agent. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to a Fund from any Dividend and Transfer Agent of the Company nor to take any action to effect payment or distribution by any Dividend and Transfer Agent of the Company of any amount paid by the Custodian to any Dividend and Transfer Agent of the Company in accordance with this Agreement.

9.5                    No Enforcement Actions. Notwithstanding anything to the contrary in this Agreement, the Custodian shall not be under any duty or obligation to take action, by legal means or otherwise, to effect collection of any amount, if the Investment upon which such amount is payable is/are in default, or if payment is refused after due demand or presentation, unless and until (i) it shall be directed to take such action by Written Instructions and (ii) it shall be assured to its sole satisfaction (including prepayment thereof) of the payment of its extraordinary compensation and the reimbursement of its costs and expenses (including, but not limited to, attorneys’ fees and expenses) in connection with any such action.

9.6                       No Duty to Supervise Investments. The Custodian shall not be under any duty or obligation to ascertain whether any Investments at any time delivered to or held by it for the account of the Company are such as properly may be held by the Company under the provisions of the Company’s declaration of trust and the Company’s By-laws.

9.7                       Compensation of the Custodian. The Custodian shall be entitled to receive and each Fund agrees to pay to the Custodian, for the Fund's account from the Fund's assets only, such compensation as shall be determined pursuant to Appendix A attached hereto, or as shall be determined pursuant to amendments to Appendix A as approved by the Custodian and the Company. The Custodian shall receive reasonable additional compensation for any extraordinary services requested or required. In addition, the Custodian shall be entitled to a service charge as compensation for administrative costs resulting from any overdraft occurring in an Account. The Custodian’s compensation may be deducted from available Cash or cash equivalents held in such Account incurring an overdraft, unless the Fund makes other arrangements satisfactory to the Custodian. The Custodian shall be entitled to charge against any money held by it for the accounts of the Fund the amount of any loss, damage, liability or expense, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement as determined by agreement of the Custodian and the Company or by the final order of any court or arbitrator having jurisdiction and as to which all rights of appeal shall have expired. The expenses which the Custodian may charge against the account of a Fund include, but are not limited to, the expenses of agents or the Sub-Custodians incurred in settling transactions involving the purchase and sale of Investments of the Fund.

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10.              Reports and Records.

10.1                   Provision of Records to Company. The Custodian shall:

10.1.1    Internal Accounting and Control Systems. Make available to the Company and shall send to the Company any report received on the systems of internal accounting control of the Custodian or its Agents or Sub-custodians as the Company may reasonably request from time to time, subject, however, to all reasonable security requirements of the Custodian then applicable to the records of its custody customers generally.

10.1.2    Books and Records Generally. Make available to the Company, its auditors, agents and employees, upon reasonable request and during normal business hours of the Custodian, all records maintained by the Custodian pursuant to its obligations under this Agreement. Without limiting the generality of the foregoing, the Custodian shall set up and maintain proper books of account and complete records of all transactions in the accounts maintained by the Custodian hereunder in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 3la-1 and 3la-2 thereunder and those records are the property of the Company, (ii) preserve for the periods prescribed by applicable Federal statute or regulation all records required to be so preserved. All such books and records shall be available, upon request, for inspection by duly authorized officers, employees or agents of the Company and employees of the SEC.

10.1.3    Assistance to the Company. Take all reasonable action, that the Company may from time to time request, to assist the Company in obtaining favorable opinions from the Company's independent accountants, with respect to the Custodian's activities hereunder, in connection with the preparation of the Fund's Form N- 1A, Form N-SAR, or other reports to the SEC.

10.2                   The Company shall examine all records, however produced or transmitted, promptly upon receipt thereof, but in no event later than sixty (60) days from the date on such record or account statement, and notify the Custodian promptly of any discrepancy or error therein. Unless the Company delivers written notice of any such discrepancy or error within a reasonable time after its receipt thereof, such records shall be deemed to be true and accurate.

10.3                   No Management of Assets by the Custodian. The Custodian performs only the services of a custodian and shall have no responsibility for the management, investment or reinvestment of the Securities or other assets from time to time owned by any Fund. The Custodian is not a selling agent for Shares of any Fund and performance of its duties as custodian shall not be deemed to be a recommendation to any Fund's depositors or others of Shares of the Fund as an investment. The Custodian shall have no duties or obligations whatsoever except such duties and obligations as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Custodian.

11.              Miscellaneous.

11.1                   Powers of Attorney, etc. The Company will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be necessary or desirable for

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the Custodian to provide, or to cause any Sub-custodian to provide, custody services under this Agreement.

11.2                   Entire Agreement. This Agreement and the appendices and/or other schedules attached hereto, constitutes the entire agreement between the Company and the Custodian and supersedes any other oral or written agreements heretofore in effect between the Company and the Custodian with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by an instrument in writing signed by the party against which enforcement of the amendment or termination is sought, provided, however, that a Written Instruction shall, whether or not such Written Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith.

11.3                   Binding Effect; Assignment. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company or by the Custodian, and no attempted assignment by the Company or the Custodian shall be effective without the written consent of the other party hereto. Each party agrees that only the parties to this agreement and /or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Company or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

11.4                   GOVERNING LAW, JURISDICTION AND VENUE; JURY WAIVER. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF OHIO, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO AND THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF OHIO AND EACH PARTY BY ITS EXECUTION OF THIS AGREEMENT IRREVOCABLY (I) SUBMITS TO SUCH JURISDICTION AND (II) CONSENTS TO THE SERVICE OF ANY PROCESS OR PLEADINGS BY FIRST CLASS U.S. MAIL, POSTAGE PREPAID AND RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS FROM TIME TO TIME AUTHORIZED BY THE LAWS OF SUCH JURISDICTION. FURTHERMORE, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.5                   Notices. All notices approvals, consents, Instructions, certificates, requests and any communications hereunder (“Notices”) must be in writing, except for Oral Instructions as set forth in Section 4.2 (provided that any Instructions sent to Custodian for the distribution of funds hereunder via wire transfer must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign initiated by the Custodian (or such other digital signature provider as specified in writing to Custodian by an Authorized Person as shall be acceptable to the Custodian)).  The Company agrees to assume all risks arising out of the use of using digital signatures and Electronic Means to submit Notices to the Custodian, including without limitation the risk of Custodian acting on unauthorized instructions, and the risk of

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interception and misuse by third parties. Notices between the Custodian and the Company may be sent by Electronic Means or by ordinary mail, postage prepaid, or by overnight courier, delivery charge prepaid, for next “business day” (any day other than a Saturday, Sunday, national holiday or other day which the Custodian is closed for business) delivery,, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, or by overnight courier delivery charge prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Company:

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, CA 92020

Attn: Jeffrey R. Provence

Telephone:       619.588.9700

If to the Custodian:

The Huntington National Bank.

7 Easton Oval EA5W72

Columbus, OH 43219

Attn: Custody Services

Telephone:        614.331.5597

Facsimile:       614.331.5033

or such other address as the Company or the Custodian may have designated in writing to the other. Such Notice shall be deemed received by such party upon receipt. Notwithstanding the foregoing, Notices sent by facsimile transmission or electronic mail shall be effectively given only upon acknowledgement of receipt by the receiving party.

11.6                   Headings. The headings of paragraphs in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

11.7                   Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.8                   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but each such counterpart shall, together, constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Company and the Custodian. A photocopy of the signed signature page to the Agreement shall be acceptable evidence of the existence of the Agreement and the Custodian shall be protected in relying on such photocopy until the Custodian has received the original signed copy of the Agreement.

11.9                   Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other

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regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Sub-custodian, any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

11.10               Tape-recording. The Company authorizes the Custodian to tape record any and all telephonic or other Oral Instructions given to the Custodian by or on behalf of the Company, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Company in writing. The Company, upon request, further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by Applicable Law.

11.11               Custodian's Consent to Use of Its Name. The Company shall obtain the Custodian's written consent prior to the publication and/or dissemination or distribution, of a Prospectus or any other documents (including advertising material) specifically mentioning the Custodian (other than merely by name and address).

11.12               Termination. Either party hereto may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice. If such notice is given by the Company, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Company, certified by the Secretary of the Company, electing to terminate this Agreement and designating a successor custodian or custodians each of which shall be a bank or trust company having not less than $100,000,000 aggregate capital, surplus, and undivided profits. In the event such notice is given by the Custodian, the Company shall, on or before the termination date, deliver to the Custodian a copy of a resolution of the Board of Trustees of the Company, certified by the Secretary, designating a successor custodian or custodians to act on behalf of the Company. In the absence of such designation by the Company, the Custodian may designate a successor custodian which shall be a bank or trust company having not less than $100,000,000 aggregate capital, surplus, and undivided profits. Upon termination of this Agreement, the Company shall pay to the Custodian on behalf of the Company such compensation as may be due as of the date of such termination. The Company agrees on behalf of the Company that the Custodian shall be reimbursed for its reasonable costs in connection with the termination of this Agreement, including its termination fee. The Custodian will be afforded a reasonable amount of time to transfer Investments and Cash then owned by the Fund and held by it as Custodian to the successor custodian appointed hereunder and wind up its duties, after payment of its outstanding fees and expenses.

11.13               Failure to Designate Successor Custodian. If a successor custodian is not designated by the Company, or by the Custodian in accordance with the preceding paragraph, or the designated successor cannot or will not serve, the Company shall, upon the delivery by the Custodian to the Company of all Securities (other than Securities held in the Book-Entry System

29

which cannot be delivered to the Company) and moneys then owned by the Company, be deemed to be the custodian for the Company, and the Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities held in the Book-Entry System, which cannot be delivered to the Company, which shall be held by the Custodian in accordance with this Agreement for which the Custodian shall continue to charge its fees and expenses (in which case the Custodian’s sole obligation shall be for the safekeeping of assets held in the Accounts).

11.14               Compliance Policies and Procedures. To assist the Custodian in complying with Rule 38a-1 of the 1940 Act, the Company represents that it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under the Agreement and that it has in place a compliance program to monitor its compliance with those policies and procedures. The Company will upon request provide the Custodian with information about our compliance program as mutually agreed.

11.15               Limitation of Personal Liability. No recourse under any obligation of this Agreement or for any claim based thereon shall be had against any organizer, shareholder, officer, trustee, past, present or future as such, of the Company or of any predecessor or successor, either directly or through the Company or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Agreement and the obligations thereunder are enforceable solely against the assets of the Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the organizers, shareholders, officers, or trustees of the Company or of any predecessor or successor, or any of them as such, because of the obligations contained in this Agreement or implied therefrom and that any and all such liability is hereby expressly waived and released by the Custodian as a condition of, and as a consideration for, the execution of this Agreement.

[Remainder of Page Intentionally Left Blank]

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       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

COMPANY PFS FUNDS By: /s/ Jeffrey R. Provence Name: Jeffrey R. Provence Title: Trustee, Secretary and Treasurer Date: March 11, 2024	CUSTODIAN THE HUNTINGTON NATIONAL BANK, as Custodian By: /s/ Kelli Hermen Name: Kelli Hermen Title: Vice President / Trust Officer Date: March 11, 2024

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APPENDIX A – FEES

Transaction Fee:
DTC & Fed Eligible Items	$4.00/Transaction
Non-DTC & Fed Eligible Items	$10.00/Transaction
Mortgage Backed Securities & Private Placements	$5.00/Transaction
Mortgage Backed Securities & Private Placement Payments	$20.00/Transaction
Options	$20.00/Transaction
Repurchase Agreements	$0.00/Transaction
Foreign Securities (depending on country)	$20-350.00/Transaction*
**global fee schedule can be provided upon request

Administrative Domestic Fee
Flat Market Value Fee ($0 - $100,000,000.00)	1.00 Basis Points
Flat Market Value Fee ($100,000,001.00 - $500,000,000)	0.75 Basis Points
Flat Market Value Fee ($500,000,001.00 AND UP)	0.50 Basis Points
Annual Minimum Fee

Annual Minimum Fee Per Fund Account	$3,500

Wire Transfer Fee:
Outgoing Wires	$10.00/wire

Physical Check Fee:
Physical Check	$5.00/transaction

Funds Transfer Fee:
To/From DDA & trust account(s)	No Charge

Internet Access:
Online access to trust account activity	No Charge

Reporting
Custom	$150/ hour

Statements
Standard	No Charge
Online	No Charge

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APPENDIX B – LIST OF APPLICABLE FUND(S)

Wireless Fund

Bretton Fund

Christopher Weil & Company Core Investment Fund

Ensemble Fund

Taylor Frigon Core Growth Fund

Cargile Fund

Castle Tandem Fund

Alpha Fiduciary Quantitative Strategy Fund

Conquer Risk Managed Volatility Fund

Conquer Risk Tactical Rotation Fund

Conquer Risk Tactical Opportunities Fund

Conquer Risk Defensive Bull Fund

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